Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contacts

Raytheon Company
Pam Erickson
+1.781.522.5822
corporatepr@raytheon.com

For Immediate Release

Letitia A. Long elected to Raytheon Board of Directors

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WALTHAM, Mass., (March 20, 2015) – The Board of Directors of Raytheon Company (NYSE: RTN) has elected Letitia A. Long as a director effective immediately.

Ms. Long, 55, has held numerous positions of increasing responsibility over the course of her distinguished 32-year career in the Department of Defense and the Intelligence Community. She served as Director of the National Geospatial-Intelligence Agency from 2010 to 2014. From 2006 to 2010, she served as the Deputy Director of the Defense Intelligence Agency, and from 2003 to 2006, as Deputy Undersecretary of Defense (Intelligence) for Policy, Requirements and Resources.

“We are fortunate to welcome Letitia Long to Raytheon’s Board of Directors,” said Thomas A. Kennedy, Raytheon’s Chairman and CEO. “Tish’s leadership background and extensive experience related to intelligence and security matters will be of great value to our Board and our Company.”

Ms. Long serves on the board of directors of UrtheCast Corporation and on the board of trustees of Noblis, Inc. She is the recipient of the Department of Defense Medal for Distinguished Civilian Service. She earned a Bachelor of Science in Electrical Engineering from Virginia Polytechnic Institute and State University and a Master of Science in Mechanical Engineering from the Catholic University of America.

About Raytheon
Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 93 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.com.